UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2007

Intermec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

6001 36th Avenue West
Everett, Washington
www.intermec.com	98203-1264
(Address of principal executive offices and internet site)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Management Incentive Compensation Plan

On March 30, 2007, the Compensation Committee of our Board of Directors established the 2007 Management Incentive Compensation Plan (“MICP”) which sets forth performance goals and targets for bonuses for our Named Executive Officers (“NEOs”) in 2007.  Compensation guidelines that the Compensation Committee has determined will impact bonuses for the NEOs during 2007 include the following:

•                  Total compensation should be reflective of the compensation practices in peer group companies.

•                  A meaningful portion of executive compensation should be at-risk by tying it to measures of our short-term and long-term performance.

•                  There should be a strong correlation between executive compensation, individual performance, our business objectives and our overall performance.

Payments of bonuses under the MICP are only to be made annually.

The performance goals and weight factors applicable to the NEOs under the MICP are as follows:

•                  Achievement of Earnings Before Tax from Continuing Operations goal, 70 percent

•      Achievement of Average Net Capital Utilized as a Percent of Sales goal, 30 percent

A NEO is entitled to earn between 0% and 150% of the target amount established for such NEO.  The target amount under the MICP for each of the NEOs is as follows:

Named Executive Officer	Target Amount
Larry D. Brady	$643,000
Lanny H. Michael	$245,000
Kenneth Cohen	$112,250
Janis L. Harwell	$192,000
Fredric B. Anderson	$99,000
Steven J. Winter	$300,000

Executive Retention Arrangements

On March 30, 2007, the Compensation Committee approved the following executive officer retention arrangements:

•                  A one-time contingent payment to Steven J. Winter, our Senior Vice President and the President and Chief Operating Officer of Intermec Technologies, Inc., one of our wholly-owned subsidiaries, of $500,000, payable on March 1, 2008 if Mr. Winter remains continuously employed during the period ending February 29, 2008.  The payment would also be made in the event that we terminate Mr. Winter’s employment prior to March 1, 2008, unless such termination was for cause or in connection with a change of control.

•                  Contingent elimination of the five-year restriction on the 20,000 RSUs previously granted to Lanny H. Michael, our Senior Vice President and Chief Financial Officer, on September 16, 2006, in the event that we terminate Mr. Michael’s employment prior to March 1, 2009, unless such termination was for cause or in connection with a change of control.

•                  Contingent elimination of the five-year restriction on the 20,000 RSUs previously granted to Janis L. Harwell, our Senior Vice President, General Counsel and Corporate Secretary, on September 8, 2004, in the event that we terminate Ms. Harwell’s employment prior to March 1, 2009, unless such termination was for cause or in connection with a change of control.  Ms. Harwell will be granted an additional 20,000 RSUs with a restriction period ending on March 1, 2009 if she is continuously employed by us through February 28, 2009, and, in the event that we terminate Ms. Harwell’s employment prior to March 1, 2009, the two-year restriction on these RSUs will automatically lapse, unless such termination was for cause or in connection with a change of control.

None of the aforementioned retention arrangements affect potential benefits under the Executive Severance Plan or Change of Control Employment Agreement applicable to each such executive.

Amendment to Definition of “Change of Control”

On March 30, 2007, the Compensation Committee recommended, and our Board approved, amendments to the following plans and agreements in order to modify the definition of “change of control” contained in the plans and agreements described below.  The definition, which is the same for all of the plans and agreements, was modified to provide that a “change of control” occurs upon, among other things, the consummation of a reorganization, merger or consolidation or sale of all or substantially all of the assets of Intermec (a “Business Combination”), with certain enumerated exceptions.  The prior definition provided that a “change of control” occurs upon stockholder approval of a Business Combination.  To the extent applicable to these plans, we administer such plans in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will interpret the amendments in a manner to be consistent with Section 409A of the Code.  The following plans and agreements have been amended:

2004 Omnibus Incentive Compensation Plan
2001 Stock Incentive Plan
1999 Stock Incentive Plan
1997 Stock Incentive Plan
Restoration Plan
Supplemental Executive Retirement Plan
Amended and Restated Change of Control Employment Agreements, including:
-	Current outstanding agreements with each of Larry D. Brady, Fredric B. Anderson, Kenneth L. Cohen, Janis L. Harwell, Lanny H. Michael and Steven J. Winter
Executive Severance Plan — Chief Executive Officer
Executive Severance Plan — Senior Vice Presidents and Elected Vice Presidents
Management Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: March 30, 2007	By:	/s/ Janis L. Harwell
Janis L. Harwell
Senior Vice President, General Counsel and Corporate Secretary